Exhibit 99.1

FOR IMMEDIATE RELEASE:

Reis, Inc. Announces Fourth Quarter and Annual 2012 Results

Firm Posts Record Contracts, Revenue and EBITDA

NEW YORK, March 7, 2013: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, announced its financial results and operational achievements for the fourth quarter and year ended December 31, 2012.

Consolidated revenue, which is comprised entirely of subscription revenue generated at the Company’s Reis Services segment, was $8,581,486 for the three months ended December 31, 2012, as compared to $6,979,016 for the three months ended December 31, 2011, an increase of 23.0%.  For the year ended December 31, 2012, consolidated revenue was $31,228,644, as compared to $27,180,479 for the year ended December 31, 2011, an increase of 14.9%.  The 2012 annual revenue is the third consecutive year of revenue growth and the fourth quarter growth is the 11th consecutive quarterly increase in revenue over the prior year’s corresponding quarter.

Income from continuing operations was $6,519,082, or $0.61 per basic share and $0.58 diluted share, for the quarter ended December 31, 2012.  For the quarter ended December 31, 2011, the Company had income from continuing operations of $4,372,260, or $0.41 per basic share and $0.40 per diluted share.  For the year ended December 31, 2012, income from continuing operations was $8,013,330, or $0.75 per basic share and $0.73 per diluted share.  Income from continuing operations was $4,861,385 for the year ended December 31, 2011, or $0.46 per basic share and $0.45 per diluted share.

Reis’s CEO, Lloyd Lynford, stated, “Reis’s 2012 annual revenue growth of 14.9% and EBITDA growth of 17.8% signal strong results in any economic environment, but were especially noteworthy last year when the performance of the national economy and U.S. commercial real estate market was tentative. Our new product initiatives and the quality of our market information and analytics continue to accelerate the adoption of our flagship product Reis SE. An improving real estate market and our investments and innovations position Reis to make further impressive strides in revenue and EBITDA during 2013 and beyond.”

On a consolidated basis, the Company had net income of $7,066,535, or $0.66 per basic share and $0.63 per diluted share, for the three months ended December 31, 2012.  For the three months ended December 31, 2011, the Company had net income of $143,821, or $0.01 per basic and diluted share. For the year ended December 31, 2012, the Company had a net loss of $(4,283,582), or $(0.40) per basic share and $(0.39) per diluted share. The Company had net income of $1,886,427 for the year ended December 31, 2011, or $0.18 per basic share and $0.17 per diluted share. The consolidated net loss for the year ended December 31, 2012 was negatively impacted by a net $12,296,912 loss from discontinued operations resulting from the litigation related to the Company’s former Gold Peak condominium development project, offset by a net tax benefit of $5,427,000, primarily from the reduction in the valuation allowance against a portion of the Company’s deferred tax assets; which tax benefit is also reflected in income from continuing operations.

Reis Services EBITDA (earnings before interest, taxes, depreciation and amortization) was $3,543,000 during the fourth quarter of 2012.  EBITDA increased $795,000, or 28.9%, over the fourth quarter 2011 amount of $2,748,000.  The EBITDA margins were 41.3% and 39.4% for the three months ended December 31, 2012 and 2011, respectively.  For the year ended December 31, 2012 and 2011, Reis Services EBITDA was $12,762,000 and $10,837,000, respectively, representing growth of $1,925,000, or 17.8%. The EBITDA margins were 40.9% and 39.9% for the respective annual periods.  Management uses other metrics, such as EBITDA, to monitor and assess the performance of its operating business, Reis Services, and believes it is helpful to investors in understanding the

Reis Services business (see Reconciliations of Income from Continuing Operations to EBITDA and Adjusted EBITDA below for the Reis Services segment and on a consolidated basis).

Operational and Financial Highlights

Following are recent operational and financial highlights for Reis:
•	Revenue growth of 23.0% in the fourth quarter of 2012 over the 2011 fourth quarter – the 11th consecutive quarterly revenue increase over the prior year’s corresponding quarter;
•	Annual revenue growth of 14.9% in 2012 over 2011, an improvement on the 12.3% revenue growth in 2011 over 2010;
•	Record new business and total contract signings in 2012, with the highest level of new contract signings for any quarter and annual period in our history;
•	Reis Services EBITDA growth of 28.9% and 17.8% in the fourth quarter and annual 2012 periods over the 2011 comparable periods;
•	Reis Services EBITDA margins remaining in excess of 40%, while expanding our services and related employee head count in 2012;
•	Expanded growth in our Reis SE subscribers to 844 companies at December 31, 2012, an increase of 118 customers during 2012, which includes 68 banks that were not previously customers;
•	Continued investment in our business as we spent an aggregate of $3,807,000 in 2012 on our web sites and databases to further differentiate us from competitors;
•	Ended the year with $4,961,000 of cash, despite litigation settlement payments aggregating $17,000,000 and debt repayments of $5,691,000;
•
Launched, in February 2013, Mobiuss® Portfolio CRE, a new, web-based credit risk, stress testing and portfolio surveillance platform, developed in conjunction with Opera Solutions, LLC. Mobiuss® Portfolio CRE will enable clients to quickly and thoroughly assess portfolio risks and opportunities by integrating Reis property, submarket and market data with Opera Solutions’s rich analytics and client loan and property information; and

•	Expanded our self storage coverage in February 2013 with the inclusion of 20 additional self storage markets, bringing our total coverage to 50 markets in that property type.

Critical Metrics: Revenue; Deferred Revenue; Aggregate Revenue Under Contract; and EBITDA

Reis Services’s revenue increased by approximately $1,602,000, or 23.0%, from the fourth quarter of 2011 to the fourth quarter of 2012 and $4,049,000, or 14.9%, for the year ended December 31, 2012 over the comparable 2011 annual period.  In addition, revenue increased by approximately $754,000, or 9.6%, from the third quarter of 2012 to the fourth quarter of 2012. These revenue increases reflect: (1) incremental new business as the 2012 fourth quarter and year produced the highest level of new contract signings in the Company’s history (reflected in the growth in the number of Reis SE subscribers from 726 at December 31, 2011 to 844 subscribers at December 31, 2012); (2) revenue growth from our data redistribution initiatives; (3) revenue growth from ReisReports; (4) custom project revenue in 2012 in excess of 2011 amounts (as more fully described below) and (5) the cumulative impact of the increased volume of contract signings in 2011 and throughout 2012. The Company’s overall renewal rate for the trailing twelve months ended December 31, 2012 was 91%, as compared to 93% for the corresponding period in 2011 (for institutional subscribers, the renewal rates were 93% and 95% at December 31, 2012 and 2011, respectively).

The revenue growth for the fourth quarter and annual 2012 periods reflected incremental revenue from one specific custom project of $427,000 and $569,000, respectively. Excluding this custom project from our reported revenue would result, on a pro forma basis, in revenue growth of 16.8% in the fourth quarter of 2012 and 12.8% for the 2012 annual period (in contrast with our reported amounts of growth of 23.0% and 14.9%, respectively). We do not expect to have custom work of this magnitude in the first quarter of 2013, and therefore, we expect that revenue and EBITDA will decrease from the fourth quarter of 2012 to the first quarter of 2013. However, on a pro forma basis, excluding the custom revenue referred to above, we expect revenue and EBITDA to grow in those consecutive periods. We do not expect an interruption in revenue and EBITDA growth in the first quarter of 2013 over the first quarter of 2012.

Two additional metrics management utilizes in understanding the business and future performance are deferred revenue and Aggregate Revenue Under Contract.  Analyzing these amounts can provide additional insight into Reis Services’s financial performance.  Deferred revenue, which is a GAAP basis accounting concept and is reported by the Company on the consolidated balance sheet, represents revenue from annual or longer term contracts for which we have billed and/or received payments from our subscribers related to services we will be providing over the remaining contract period.  It does not include future revenue under non-cancellable contracts for which we do not yet have the contractual right to bill; this aggregate number we refer to as Aggregate Revenue Under Contract.  Deferred revenue will be recognized as revenue ratably over the remaining life of a contract.  The following table reconciles deferred revenue to Aggregate Revenue Under Contract at December 31, 2012 and 2011, respectively:

	December 31,
	2012	2011

Deferred revenue (GAAP basis)	$18,230,000	$15,707,000
Amounts under non-cancellable contracts for which the Company does not yet have the contractual right to bill at the period end (A)	18,179,000	10,871,000
Aggregate Revenue Under Contract	$36,409,000	$26,578,000

(A)
Amounts are billable subsequent to December 31 of each year and represent (i) non-cancellable contracts for subscribers with multi-year subscriptions where the future years are not yet billable, or (ii) subscribers with non-cancellable annual subscriptions with interim billing terms.

Included in Aggregate Revenue Under Contract at December 31, 2012 was approximately $23,947,000 related to amounts under contract for the forward twelve month period through December 31, 2013.  The remainder reflects amounts under contract beyond December 31, 2013. The forward twelve month Aggregate Revenue Under Contract amount is approximately 77% of revenue on a trailing twelve month basis at December 31, 2012.  For comparison purposes, at December 31, 2011 and 2010, the forward twelve month Aggregate Revenue Under Contract of $20,064,000 and $19,527,000, respectively, and as a percentage of that year’s revenue was approximately 74% and 81%, respectively.

Both deferred revenue and Aggregate Revenue Under Contract are influenced by: (1) the timing and dollar value of contracts signed and billed; (2) the quantity and timing of contracts that are multi-year; and (3) the impact of recording revenue ratably over the life of a multi-year contract, which moderates the effect of price increases after the first year.  Coupled with record new business and contract signings in 2012, the Company signed more multi-year contracts (in both number of contracts and gross dollar value) in 2012 than in any previous annual period. These factors resulted in the increase in both deferred revenue and Aggregate Revenue Under Contract in 2012.

EBITDA for the three months ended December 31, 2012 was $3,543,000, an increase of $795,000, or 28.9%, over the fourth quarter 2011 amount and increased $1,925,000, or 17.8%, in the year ended December 31, 2012 over the comparable 2011 annual period.  On a consecutive quarter basis, EBITDA increased $315,000 or 9.8% in the fourth quarter 2012 over the third quarter 2012.  These EBITDA increases were driven by the revenue growth as described above, offset by increasing employment related costs in 2012 over 2011, the net effect of which improved our EBITDA margins over the prior year periods to 41.3% and 40.9% for the three and twelve months ended December 31, 2012, respectively. EBITDA in the fourth quarter and annual 2012 periods was similarly impacted from the aforementioned incremental custom work. Excluding only that incremental custom revenue from our reported EBITDA, would result, on a pro forma basis, in EBITDA growth of 13.4% in the fourth quarter of 2012 and 12.5% for the 2012 annual period (in contrast with our reported amounts of growth of 28.9% and 17.8%, respectively).

Reconciliations of Income from Continuing Operations to EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and stock based compensation. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, senior management uses EBITDA and Adjusted EBITDA to measure operational and management performance. Management believes that EBITDA and Adjusted EBITDA are appropriate metrics that may be used by investors as supplemental financial measures to be considered in addition to the reported GAAP basis financial information to assist investors in evaluating and understanding (1) the performance of the Reis Services segment, the primary business of the Company and (2) the Company’s continuing consolidated results, from year to year or period to period, as applicable. Further, these measures provide the reader with the ability to understand our operational performance while isolating non-cash charges, such as depreciation and amortization expenses, as well as other non-operating items, such as interest income, interest expense and income taxes and, in the case of Adjusted EBITDA, isolates non-cash charges for stock based compensation.  Management also believes that disclosing EBITDA and Adjusted EBITDA will provide better comparability to other companies in the information services sector. EBITDA and Adjusted EBITDA are presented both for the Reis Services business and on a consolidated basis.  We believe that these metrics, for Reis Services, provide the reader with valuable information for evaluating the financial performance of the core Reis Services business, excluding public company costs, and to make assessments about the intrinsic value of that stand-alone business to a potential acquirer.  Management primarily monitors and measures its performance, and is compensated, based on the results of the Reis Services business. EBITDA and Adjusted EBITDA, on a consolidated basis, allow the reader to make assessments about the current trading value of the Company’s common stock, including expenses related to operating as a public company.  However, investors should not consider these measures in isolation or as substitutes for net income (loss), income from continuing operations, operating income, or any other measure for determining operating performance that is calculated in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  Reconciliations of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, income from continuing operations, follow for each identified period on a segment basis (including the Reis Services segment), as well as on a consolidated basis:

(amounts in thousands)
Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Three Months Ended December 31, 2012	By Segment
	Reis Services	Other (A)	Consolidated

Income from continuing operations			$6,519
Income tax (benefit)			(5,427)
Income (loss) before income taxes and discontinued operations	$2,337	$(1,245)	1,092
Add back:
Depreciation and amortization expense	1,182	2	1,184
Interest expense (income), net	24	—	24
EBITDA	3,543	(1,243)	2,300
Add back:
Stock based compensation expense, net	—	505	505
Adjusted EBITDA	$3,543	$(738)	$2,805
Adjusted EBITDA margin – Reis Services and consolidated (B)	41.3%		32.7%

See footnotes on next page.

(amounts in thousands)

Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Year Ended December 31, 2012	By Segment
	Reis Services	Other (A)	Consolidated

Income from continuing operations			$8,013
Income tax (benefit)			(5,427)
Income (loss) before income taxes and discontinued operations	$7,683	$(5,097)	2,586
Add back:
Depreciation and amortization expense	4,974	9	4,983
Interest expense (income), net	105	(1)	104
EBITDA	12,762	(5,089)	7,673
Add back:
Stock based compensation expense, net	—	2,295	2,295
Adjusted EBITDA	$12,762	$(2,794)	$9,968
Adjusted EBITDA margin – Reis Services and consolidated (B)	40.9%		31.9%

Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Three Months Ended December 31, 2011	By Segment		Consolidated
	Reis Services	Other (A)

Income from continuing operations			$4,372
Income tax (benefit)			(4,075)
Income (loss) before income taxes and discontinued operations	$1,370	$(1,073)	297
Add back:
Depreciation and amortization expense	1,334	2	1,336
Interest expense, net	44	—	44
EBITDA	2,748	(1,071)	1,677
Add back:
Stock based compensation expense, net	—	537	537
Adjusted EBITDA	$2,748	$(534)	$2,214
Adjusted EBITDA Margin – Reis Services and consolidated (B)	39.4%		31.7%

Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Year Ended December 31, 2011	By Segment		Consolidated
	Reis Services	Other (A)

Income from continuing operations			$4,861
Income tax (benefit)			(4,075)
Income (loss) before income taxes and discontinued operations	$5,500	$(4,714)	786
Add back:
Depreciation and amortization expense	5,135	4	5,139
Interest expense (income), net	202	(5)	197
EBITDA	10,837	(4,715)	6,122
Add back:
Stock based compensation expense, net	—	2,204	2,204
Adjusted EBITDA	$10,837	$(2,511)	$8,326
Adjusted EBITDA margin – Reis Services and consolidated (B)	39.9%		30.6%

See footnotes on next page.

(amounts in thousands)

Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Three Months Ended September 30, 2012	By Segment
	Reis Services	Other (A)	Consolidated

Income from continuing operations			$860
Income tax expense			—
Income (loss) before income taxes and discontinued operations	$2,106	$(1,246)	860
Add back:
Depreciation and amortization expense	1,137	3	1,140
Interest expense (income), net	(15)	—	(15)
EBITDA	3,228	(1,243)	1,985
Add back:
Stock based compensation expense, net	—	598	598
Adjusted EBITDA	$3,228	$(645)	$2,583
Adjusted EBITDA margin – Reis Services and consolidated (B)	41.2%		33.0%

(A)
Includes interest and other income, depreciation expense and general and administrative expenses (including public company related costs) that are not associated with the Reis Services segment.  Since the reconciliations start with income from continuing operations, the effects of the discontinued operations (Residential Development Activities) are excluded from these reconciliations for all periods presented.

(B)	Reflects an adjusted EBITDA margin on the Reis Services segment and on a consolidated basis, both of which exclude the impact of discontinued operations.

Discontinued Operations

On June 20, 2012, Reis reached a settlement with the plaintiff homeowners’ association related to the litigation at the Company’s former Gold Peak condominium development project, providing for a total payment by Reis of $17,000,000.  Of this amount, $5,000,000 was paid on August 3, 2012 and the remaining $12,000,000 was paid on October 15, 2012.  As a result, the Company reported a loss from discontinued operations of $12,297,000 for the year ended December 31, 2012, primarily comprised of a net charge of $12,260,000 related to the June 2012 settlement of $17,000,000, plus other professional fees and expenses of $750,000, offset by $712,500 of recoveries in December 2012. The 2011 loss from discontinued operations of $2,975,000 included a charge of $4,460,000 recorded at December 31, 2011 in connection with the construction defect litigation at our Gold Peak development project.

Future cash flows from discontinued operations will be solely comprised of expenditures incurred as part of our cash recovery efforts from insurance companies and other potentially responsible parties and, to the extent that we are successful in these efforts, cash inflows from any future recoveries; however, there can be no assurance that the Company will recover any amounts in the short or long term.

Income Taxes

The Company has aggregate Federal, state and local net operating loss (NOL) carryforwards aggregating approximately $67,994,000 at December 31, 2012.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset was approximately $9,622,000 and $4,008,000 at December 31, 2012 and 2011, respectively, of which $1,065,000 and $323,000 is reflected as a net current asset and $8,557,000 and $3,685,000 is reflected as a net non-current asset in the accompanying consolidated balance sheets at the respective dates.

During the year ended December 31, 2012, the net income tax benefit from continuing operations of $5,427,000 includes the aggregate deferred Federal, state and local income tax benefit of $5,614,000 as a result of the partial release of the valuation allowance against certain deferred tax assets, offset by current state and local tax expense of $187,000 arising from the Company’s current treatment of NOLs reflected on certain state and local tax returns. The income tax benefit from continuing operations during the year ended December 31, 2011 of $4,075,000 reflects an aggregate deferred Federal, state and local income tax benefit as a result of the partial release of the Company’s valuation allowance against certain deferred tax assets.  In the fourth quarters of 2012 and 2011, the Company reduced the valuation allowance recorded against a portion of its NOL carryforwards. The decision to reduce the valuation allowance in each period was made after management determined, based on an assessment of continuing operations, profitability and forecasts of future taxable income, that these deferred tax assets would be realized.

Investor Conference Call

The Company will host a conference call on Wednesday, March 7, 2013, at 11:00 AM (EST). This call is for the benefit of existing and prospective stockholders, stock analysts, and other interested parties to discuss the fourth quarter and annual 2012 results and other matters. The Company has a policy of not providing quarterly or annual guidance.

The dial-in number from inside the U.S. or Canada for this teleconference is (877) 390-5537.  The dial-in number for outside the U.S. and Canada is (760) 666-3763.  The conference ID is “Reis.”  A replay of the conference call will be available from shortly after the conference call through midnight (EDT) on March 21, 2013 by dialing (800) 585-8367 from inside the U.S. or Canada or (404) 537-3406 from outside the U.S. and Canada, and referring to the conference ID: 18027542.  An audio webcast of the conference call will also be available on Reis’s website at www.reis.com/events and will remain on the website for a period of time following the call.

About Reis

Reis's primary business is providing commercial real estate market information and analytical tools for its subscribers, through its Reis Services subsidiary. Reis Services, including its predecessors, was founded in 1980. Reis maintains a proprietary database containing detailed information on commercial properties in metropolitan markets and neighborhoods throughout the U.S. The database contains information on apartment, office, retail, warehouse/distribution, flex/research and development and self storage properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation's leading lending institutions, equity investors, brokers and appraisers.

Reis, through its flagship institutional product, Reis SE, and through its small business product, ReisReports, provides online access to a proprietary database of commercial real estate information and analytical tools designed to facilitate debt and equity transactions as well as ongoing asset and portfolio evaluations. Depending on the product, users have access to market trends and forecasts at metropolitan and neighborhood levels throughout the U.S. and/or detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates. Reis's products are designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers, builders, banks and non-bank lenders, equity investors and service providers. These real estate professionals require access to timely information on both the performance and pricing of assets, including detailed data on market transactions, supply, absorption, rents and sale prices. This information is critical to all aspects of valuing assets and financing their acquisition, development and construction.

For more information regarding Reis’s products and services, visit www.reis.com and www.ReisReports.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to the Company’s or management’s outlook or expectations for earnings, revenues, expenses, asset quality, or other future financial or business performance, strategies, prospects or expectations, or the impact of legal, regulatory or supervisory matters on our business, operations or performance. Specifically, forward-looking statements may include:

•	statements relating to future services and product development of the Reis Services segment;

•
statements relating to business prospects, potential acquisitions, uses of cash, revenue, expenses, income (loss), cash flows, valuation of assets and liabilities and other business metrics of the Company and its businesses, including EBITDA, Adjusted EBITDA and Aggregate Revenue Under Contract; and

•
statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions relating to future periods.

Forward-looking statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made certain assumptions. Future performance cannot be assured. Actual results may differ materially from those contemplated by the forward-looking statements. Some factors that could cause actual results to differ include:

•	revenues and other performance measures such as income from continuing operations, EBITDA and Adjusted EBITDA may be lower than expected;

•	inability to retain and increase the Company’s subscriber base;

•	inability to execute properly on new products and services, or failure of subscribers to accept these products and services;

•	competition;

•	inability to attract and retain sales and senior management personnel;

•	inability to access adequate capital to fund operations and investments in our business;

•	difficulties in protecting the security, confidentiality, integrity and reliability of the Company’s data;

•	changes in accounting policies or practices;

•	legal and regulatory issues;

•	the results of pending, threatened or future litigation; and

•
the risk factors included in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the quarter ended September 30, 2012, each filed with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of each of these filings, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov)

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Press Contact:	Mark P. Cantaluppi Vice President, Chief Financial Officer Reis, Inc. (212) 921-1122

Financial Information
REIS, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,960,850	$22,152,802
Restricted cash and investments	216,125	215,405
Accounts receivable, net	10,694,201	8,597,464
Prepaid and other assets	1,438,829	625,451
Assets attributable to discontinued operations	—	3,000,000
Total current assets	17,310,005	34,591,122
Furniture, fixtures and equipment, net of accumulated depreciation of $1,828,199 and $1,556,022, respectively	738,490	863,309
Intangible assets, net of accumulated amortization of $24,067,250 and $19,437,856, respectively	16,332,596	17,155,195
Deferred tax asset, net	8,557,420	3,685,420
Goodwill	54,824,648	54,824,648
Other assets	271,257	98,412
Total assets	$98,034,416	$111,218,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$—	$5,690,940
Accrued expenses and other liabilities	3,902,206	3,352,445
Liability for option cancellations	296,523	240,515
Deferred revenue	18,230,332	15,706,851
Liabilities attributable to discontinued operations	460,251	8,048,568
Total current liabilities	22,889,312	33,039,319
Other long-term liabilities	588,484	668,456
Total liabilities	23,477,796	33,707,775
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value per share, 101,000,000 shares authorized, 10,782,643 and 10,570,891 shares issued and outstanding, respectively	215,652	211,417
Additional paid in capital	102,002,972	100,677,336
Retained earnings (deficit)	(27,662,004)	(23,378,422)
Total stockholders’ equity	74,556,620	77,510,331
Total liabilities and stockholders’ equity	$98,034,416	$111,218,106

REIS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011

Subscription revenue	$8,581,486	$6,979,016	$31,228,644	$27,180,479
Cost of sales of subscription revenue	1,610,226	1,680,924	6,616,931	6,304,597
Gross profit	6,971,260	5,298,092	24,611,713	20,875,882
Operating expenses:
Sales and marketing	2,183,712	1,715,425	7,643,303	6,704,106
Product development	744,549	531,079	2,485,168	2,093,303
General and administrative expenses	2,927,658	2,710,826	11,793,441	11,095,425
Total operating expenses	5,855,919	4,957,330	21,921,912	19,892,834
Other income (expenses):
Interest and other income	4,051	15,869	51,972	77,515
Interest expense	(27,310)	(59,371)	(155,443)	(274,178)
Total other income (expenses)	(23,259)	(43,502)	(103,471)	(196,663)
Income before income taxes and discontinued operations	1,092,082	297,260	2,586,330	786,385
Income tax (benefit)	(5,427,000)	(4,075,000)	(5,427,000)	(4,075,000)
Income from continuing operations	6,519,082	4,372,260	8,013,330	4,861,385
Income (loss) from discontinued operations, net of income tax expense of $—, $—, $—, and $—, respectively	547,453	(4,228,439)	(12,296,912)	(2,974,958)
Net income (loss)	$7,066,535	$143,821	$(4,283,582)	$1,886,427

Per share amounts – basic:
Income from continuing operations	$0.61	$0.41	$0.75	$0.46
Net income (loss)	$0.66	$0.01	$(0.40)	$0.18

Per share amounts – diluted:
Income from continuing operations	$0.58	$0.40	$0.73	$0.45
Net income (loss)	$0.63	$0.01	$(0.39)	$0.17

Weighted average number of common shares outstanding:
Basic	10,728,120	10,562,438	10,685,333	10,569,805
Diluted	11,233,410	10,979,467	11,034,082	10,876,876